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Exhibit 10.54

Metromedia International Group, Inc.
505 Park Avenue, 21st Floor
New York, New York 10022
Phone (212) 527-3800
Fax (212) 644-0358

B. Dean Elledge
2370 Cannon Farm Road
China Grove, N.C. 28023

March 27, 2003

Subject: Retention Agreement

Dear Dean:

This retention agreement ("Retention Agreement") confirms our mutual understanding that Metromedia International Group, Inc. (the "Company") will terminate your employment with the Company effective August 31, 2003 (the "Termination Date"). You are expected to continue to carry out your employment duties through the Termination Date, but we may decide to relieve you of the obligations to report to the office earlier.

  1.
  If you continue to carry out your employment duties until the earlier of (i) your Termination Date, and (ii) the date upon which the Company relieves you of the obligations to report to the office, the Company will:

  (a)
  pay your monthly salary for service through the Termination Date which will increase to $17,650 as of April 1, 2003 (so that the last salary check for August 2003, will be paid on or about August 31, 2003);

  (b)
  pay you in one lump sum, any accrued and unused vacation days through the Termination Date, payable in accordance with Company policy;

  (c)
  continue providing you with medical and dental insurance as set forth in the Metromedia International Telecommunications, Inc. Employee Handbook through and including the Termination Date (thereafter, you may be able to stay on our insurance plan for a limited period at your cost, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); and

  (d)
  pay you a retention benefit (the "Retention Benefit"), as described in paragraph 2 of this Retention Agreement.

    The benefits described in this paragraph 1 will not apply to you if your employment is terminated under Section 9.1(b) of your Employment Agreement, dated July 31, 2002 (the "Employment Agreement").

  2.
  If you are entitled to receive the Retention Benefit described in paragraph 1(d), then the Company will pay to you $120,000 to be paid in two (2) equal installments of: $60,000 payable on March 31, 2003 (the "Early Payment") and $60,000 payable within thirty (30) days after the Termination Date.

  3.
  Notwithstanding anything herein to the contrary, your right to receive and retain the Retention Benefit is conditioned upon your entering into a written separation agreement and release of all claims, substantially in the form attached hereto, ("Release") with the Company on your Termination Date.

  4.
  If you voluntarily terminate your employment prior to the Termination Date, are terminated under Section 9.1(b) of your Employment Agreement prior to the Termination Date, or if you fail to execute a Release, you must repay the Company your Early Payment plus interest thereon at the prime rate of 2% in effect on the date hereof within thirty days of the date of such termination. Any amounts owed with respect to such Early Payment may be offset against amounts owed to you by the Company.

  5.
  In the event the Company or its parent files a petition for relief with a United States Bankruptcy Court (the "Court"), your Retention Benefit payments and the payments set out in this letter may require the approval of the Court.

  6.
  The obligations and liabilities of the Company hereunder will be binding upon any corporation or other entity acquiring all or substantially all the assets of the Company, whether by operation of law or otherwise, and the rights of the Company hereunder will inure to the benefit of any such corporation or other entity.

  7.
  This Retention Agreement will be construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

  8.
  The invalidity or unenforceability of any provision of this Retention Agreement will not affect the validity or enforceability of any other provision of this Retention Agreement, and each other provision will be severable and enforceable to the extent permitted by law.

  9.
  This Retention Agreement contains the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes all prior writing communications, representations and negotiations in respect thereto.

  10.
  All payments made hereunder will be subject to all applicable federal, state and local deductions and withholdings.

  11.
  Other than as specifically modified herein, your Employment Agreement remains unchanged and in full force and effect, including without limitation, Sections [6, 7 and 8] of the Employment Agreement. Further, you agree that this Retention Agreement constitutes adequate notice of termination otherwise required under Section 2.1 of your Employment Agreement. By countersigning this Retention Agreement, you agree to continue employment on the terms and conditions stated in this Retention Agreement, with immediate effect.

We thank you for your contribution to the Company and wish you all the best in your future career.

Sincerely,
/s/ ERNIE PYLE Ernie Pyle Chief Financial Officer
Acknowledged and agreed I understand my continuing confidentiality of obligations and certify that I have not disclosed Company proprietary information to any person or entity.
/s/ DEAN ELLEDGE Dean Elledge Vice President Financial Reporting	April 3, 2003 [Date]

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  Exhibit 10.54